Exhibit 4.3

SECOND AMENDMENT TO

AMENDED AND RESTATED

ORAGENICS, INC.

2012 EQUITY INCENTIVE PLAN

This Second Amendment to the Amended and Restated 2012 Equity Incentive Plan (the “Plan”) is made pursuant to Section 12 of the Plan.

Recitals:

WHEREAS, the Plan was originally adopted by the Company on August 6, 2012 and approved by the shareholders on October 23, 2012;

WHEREAS, a First Amendment to the Plan was adopted by the Company and approved by the shareholders on May 4, 2017 to increase the authorized shares available under the Plan from 4,000,000 to 5,500,000; and

WHEREAS, the Board of Directors believes it would be in the best interest of the Company and its shareholders to increase the authorized shares available under the Plan from 5,500,000 to 7,500,000.

NOW THEREFORE, Section 4 titled “SHARES SUBJECT TO PLAN” is hereby amended as follows:

The reference to “5,500,000” is replaced with “7,500,000”, to reflect an increase in the shares reserved for use under the Plan.

All other terms and conditions of the Plan not otherwise modified hereby shall remain in full force and effect. The Amendment was approved by the Board of Directors on November 14, 2017 and approved by the Company’s shareholders through written consent on December 1, 2017.